Exhibit 99.1

OvaScience Announces Listing on NASDAQ Under Ticker Symbol “OVAS”

CAMBRIDGE, Mass., April 25, 2013 — OvaScienceSM, (OTC: OVSC), a life sciences company focused on the discovery, development and commercialization of new treatments for infertility, today announced that the Company’s common stock that currently trades on the Over-the-Counter Bulletin Board has been approved for listing on the NASDAQ Global Market (NASDAQ) and is expected to begin trading on NASDAQ under the ticker symbol “OVAS” on April 30, 2013.  As of listing on NASDAQ, the Company’s common stock will no longer be quoted on the Over-the-Counter Markets.

About OvaScience

OvaScience is a life sciences company focused on the discovery, development and commercialization of new treatments for infertility.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and purify EggPCs, AUGMENTSM aims to improve egg quality and increase the success of in vitro fertilization (IVF).  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com.

Forward-Looking Statements

Any statements in this press release regarding OvaScience’s future expectations, plans and prospects, including whether and when OvaScience’s common stock will commence trading on NASDAQ, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in the “Risk Factors” section of OvaScience’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in other filings that OvaScience periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent OvaScience’s views as of the date of this press release.  While OvaScience may elect to update these forward-looking statements at some point in the future, OvaScience expressly disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing OvaScience’s views as of any date subsequent to the date of this press release.